Exhibit 99.1

***FOR IMMEDIATE RELEASE***

CONTACT:

Paul Arndt, Corporate Communications Manager

parndt@neopharm.com

847-887-0800 x 2342

NEOPHARM FIRST QUARTER 2006 NET LOSS REDUCED DUE TO LOWER STOCK OPTION EXPENSES

•                  No Impact on 2006 Financial Projections

WAUKEGAN, Illinois — May 10, 2006 — NeoPharm, Inc. (Nasdaq: NEOL) today announced revised financial results for the first quarter ended March 31, 2006.

The Company has revised its first quarter 2006 net loss to approximately $7.7 million, or $0.28 per basic and diluted share, which is reduced from the previously reported net loss of approximately $8.1 million, or $0.30 per basic and diluted share.  Net cash used in operations in the first quarter of $9.3 million remains unchanged from previously reported results. The Company’s previous 2006 projections for a net loss range of approximately $36 million to $38 million, or approximately $1.32 to $1.39 per share, remain unchanged.

The revision to the first quarter financial results is a result of the discovery of an error made in determining the estimated fair value of outstanding stock options previously granted to non-employee consultants, which is recorded in the consolidated statement of operations.  The revised results include a benefit of $0.5 million as a result of the change in the estimated fair value for these stock options in the first quarter of 2006, as compared to a benefit of $0.1 million included in the previously reported results.  This error has no impact on financial results reported for periods prior to the first quarter of 2006.

The Company intends to file a request with the Securities and Exchange Commission for an extension of the time in which it has to file its Form 10-Q containing financial statements for the three months ended March 31, 2006, under Rule 12b-25.

NeoPharm’s Commitment to Oncology

NeoPharm employees share a common goal: bringing hope to cancer patients and their families through the research and development of new cancer drugs and therapies. The Company’s oncology portfolio is built on two novel, proprietary platforms: a tumor-targeting platform, and the NeoLipid® Liposomal Drug Delivery platform. Through its research and clinical studies, as well as its work with physicians, scientists, and advocacy groups, NeoPharm is helping to enhance the lives of cancer patients.

About NeoPharm, Inc.

NeoPharm, Inc., based in Waukegan, Illinois, is a publicly traded biopharmaceutical company dedicated to the research, development and commercialization of new and innovative cancer drugs for therapeutic applications.  Additional information, including ongoing clinical trials, can be obtained by visiting NeoPharm’s Web site at www.neopharm.com.

Forward Looking Statements — This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify such forward-looking statements by use of such words as “expects,” “intends,” “hopes,” “anticipates,” “believes,” “could,” “may,” “evidences” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements. Such statements include, but are not limited to, any statements relating to the Company’s drug development program, including, to the Company’s ability to make a BLA submission,  the initiation, progress and outcomes of clinical trials of the Company’s drug product candidates, including, but not limited to, the PRECISE trial and NeoLipid drug product candidates, projections regarding cash used in operations, financial projections, and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in financing, development, testing, regulatory approval, production, and marketing of the Company’s drug and non-drug compounds including, but not limited to the Company’s ability to develop a program for commercializing cintredekin besudotox and the liposomal technology drug product candidates, uncertainty regarding the outcomes of ongoing or proposed FDA studies, uncertainty regarding the availability of third party production capacity, uncertainty regarding the outcome of damage claims made by or against the Company, the Company’s financial guidance and projections, the Company’s ability to cut back on its funding of certain of its development projects in order to conserve its cash resources, the ability of the Company to procure additional future sources of financing, unexpected adverse side effects or inadequate therapeutic efficacy of the Company’s drug and non-drug compounds, including, but not limited to, cintredekin besudotox and the liposomal technology drug product candidates,   that could slow or prevent products coming to market, uncertainty regarding the Company’s ability to market its drug and non-drug products, including, but not limited to, cintredekin besudotox and the liposomal technology drug product candidates, directly or through independent distributors, the uncertainty of patent protection for the Company’s intellectual property or trade secrets, and other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission including its annual reports on Form 10-K and quarterly reports on Forms 10-Q. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results.

NeoPharm, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three-Months Ended March 31
	2006	2005
	(Revised)

Revenues	$1,610	$71,300

Expenses:
Cost of revenues	70	290
Research and development	5,843,761	8,073,761
Selling, general, and administrative	3,045,558	3,233,309
Change in fair value of derivative financial instruments	(543,128)	—
Total expenses	8,346,261	11,307,360

Loss from operations	(8,344,651)	(11,236,060)

Interest income	665,687	371,787

Net loss	$(7,678,964)	$(10,864,273)

Net loss per share-basic and diluted	$(0.28)	$(0.46)

Shares used in computation of net loss per share:
Basic and diluted	27,317,829	23,469,462

Balance Sheet Data:
(Unaudited)

	March 31,	December 31,
	2006	2005
Cash and cash equivalents	$6,283,879	$1,486,172
Short-term investments	$53,473,297	$28,776,020
Total assets	$62,614,960	$33,369,985
Current liabilities	$7,672,624	$9,388,474
Accumulated deficit	$(235,703,679)	$(228,024,715)
Total stockholders equity	$51,917,564	$21,945,324